UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 9)

SPECTRUM BRANDS HOLDINGS, INC.
(Name of Issuer)

COMMON STOCK (PAR VALUE $0.01 PER SHARE)
(Title of Class of Securities)

84763R101
(CUSIP Number)

Philip Falcone
Chief Executive Officer
450 Park Avenue, 27th Floor
New York, New York 10022
(212) 906-8555
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

April 2, 2012
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 84763R101	Page 1 of 7

1	NAME OF REPORTING PERSON Harbinger Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER* 29,535,808
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER* 29,535,808
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON* 29,535,808
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)* 57.05%
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 84763R101	Page 2 of 7

1	NAME OF REPORTING PERSON David M. Maura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER* 20,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER* 20,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON* 20,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)* Less than 1%
14	TYPE OF REPORTING PERSON IN

* See Item 5.

CUSIP No. 84763R101	Page 3 of 7

1	NAME OF REPORTING PERSON Tyler Kolarik
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER* 3,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER* 3,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON* 3,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)* Less than 1%
14	TYPE OF REPORTING PERSON IN

* See Item 5.

CUSIP No. 84763R101	Page 4 of 7

Item 1. Security and Issuer.

This Amendment No. 9 to Schedule 13D is being filed by the undersigned to amend the Schedule 13D filed by Harbinger Group Inc. on January 18, 2011, as amended by Amendment No. 1 to the Schedule 13D filed by the undersigned on July 1, 2011, Amendment No. 2 to Schedule 13D filed by the undersigned on July 26, 2011, Amendment No. 3 to Schedule 13D filed by the undersigned on August 2, 2011, Amendment No. 4 to Schedule 13D filed by the undersigned on September 16, 2011, Amendment No. 5 to Schedule 13D filed by the undersigned on December 13, 2011, Amendment No. 6 to Schedule 13D filed by the undersigned on January 20, 2012, Amendment No. 7 on February 9, 2012 and Amendment No. 8 to Schedule 13D filed by the undersigned on March 14, 2012 (as amended, the “Schedule 13D”) with respect to the shares of Common Stock, par value $0.01 per share (the “Shares” or “Issuer common stock”), of Spectrum Brands Holdings, Inc., a Delaware corporation (the “Issuer”).  The principal executive offices of the Issuer are located at 601 Rayovac Drive, Madison, Wisconsin 53711. Messrs. Maura and Kolarik were previously included as reporting persons in the Schedule 13D amendments filed by Harbinger Capital Partners Master Fund I, Ltd. and the other reporting persons identified therein on January 12, 2011, July 1, 2011, July 26, 2011, August 2, 2011 and September 16, 2011.

Item 2. Identity and Background.

No material change.

Item 3. Source and Amount of Funds or Other Consideration.

The first sentence of Item 3 is hereby amended to read as follows:

“As of the date hereof HGI beneficially owns 29,535,808 shares of Issuer common stock.”

CUSIP No. 84763R101	Page 5 of 7

Item 4.   Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended by adding the following to the end of Item 4 of the Schedule 13D:

“On April 2, 2012, the Purchase Instruction was terminated following the purchase of all of the Shares authorized thereunder. The Purchase Instruction provided that all purchases were to be made in compliance with Rule 10b5-1 and paragraphs (b) and (c) of Rule 10b-18, each promulgated under the Securities Exchange Act of 1934, as amended.”

Item 5.  Interest in Securities of the Issuer.

Paragraphs (a), (b) and (c) of Item 5 of the Schedule 13D are hereby amended and restated in their entirety as follows:

“References to percentage ownerships of Shares in this Schedule 13D are based upon the 51,767,891 Shares stated to be outstanding as of February 1, 2012 by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended January 1, 2012 filed with the SEC on February 3, 2011. The Share  reported as beneficially owned by each Reporting Person in this Schedule 13D does not include the Shares beneficially owned by the other Reporting Persons or the Harbinger Persons. As a result of the arrangements among the Reporting Persons and the Harbinger Persons described in this Schedule 13D, the Reporting Persons and the Harbinger Persons may be deemed to be members of a “group” for purposes of the Securities Exchange Act of 1934, as amended, and may be deemed to beneficially own an aggregate of 29,738,997 shares of Issuer common stock (or 57.45% of the outstanding shares of Issuer common stock) owned by the Harbinger Persons and the Reporting Persons in the aggregate as of the date of this Schedule 13D. Each of the Reporting Persons and each of the Harbinger Persons specifically disclaims beneficial ownership in the shares of Issuer common stock reported herein except to the extent it or he actually exercises voting or dispositive power with respect to such shares.

(a, b) As of the date hereof, HGI may be deemed to be the beneficial owner of 29,535,808 shares of Issuer common stock, constituting 57.05% of the outstanding shares of Issuer common stock.

HGI has the sole power to vote or direct the vote of 29,535,808 shares of Issuer common stock; has the shared power to vote or direct the vote of 0 shares of Issuer common stock; has sole power to dispose or direct the disposition of 29,535,808 shares of Issuer common stock; and has shared power to dispose or direct the disposition of 0 shares of Issuer common stock.

(a, b) As of the date hereof, David M. Maura may be deemed to be the beneficial owner of 20,000 Shares, constituting less than 1% of the Shares.

Mr. Maura has the sole power to vote or direct the vote of 20,000 Shares; has the shared power to vote or direct the vote of 0 Shares; has sole power to dispose or direct the disposition of 20,000 Shares; and has shared power to dispose or direct the disposition of 0 Shares.

(a, b) As of the date hereof, Tyler Kolarik may be deemed to be the beneficial owner of 3,000 Shares, constituting less than 1% of the Shares.

Mr. Kolarik has the sole power to vote or direct the vote of 3,000 Shares; has the shared power to vote or direct the vote of 0 Shares; has sole power to dispose or direct the disposition of 3,000 Shares; and has shared power to dispose or direct the disposition of 0 Shares.

(a, b) As of the date hereof, the Master Fund may be deemed to be the beneficial owner of 79,100 Shares, constituting less than 1% of the Shares.

The Master Fund has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 79,100 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 79,100 Shares.

(a, b) As of the date hereof, Harbinger LLC may be deemed to be the beneficial owner of 79,100 Shares, constituting less than 1% of the Shares.

Harbinger LLC has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 79,100 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 79,100 Shares.

(a, b) As of the date hereof, the Special Fund may be deemed to be the beneficial owner of 101,089 Shares, constituting less than 1% of the Shares.

The Special Fund has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 101,089 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 101,089 Shares.

(a, b) As of the date hereof, HCPSS may be deemed to be the beneficial owner of 101,089 Shares, constituting less than 1% of the Shares of the Issuer.

HCPSS has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 101,089 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 101,089 Shares.

(a, b) As of the date hereof, Harbinger Holdings may be deemed to be the beneficial owner of 180,189 Shares, constituting less than 1% of the Shares of the Issuer. Harbinger

Holdings has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 180,189 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 180,189 Shares.

(a, b) As of the date hereof, Philip Falcone may be deemed to be the beneficial owner of 180,189 Shares, constituting less than 1% of the Shares of the Issuer.

Mr. Falcone has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 180,189 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 180,189 Shares.

(c) Set forth on Exhibit Q hereto are the trade dates, number of Shares purchased and the price per Share for all transactions by the Reporting Persons since the previous amendment to Schedule 13D. All trades were made under the Purchase Instruction.”

CUSIP No. 84763R101	Page 6 of 7

Item 6.   Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

No material change.

Item 7.   Material to be Filed as Exhibits.

Exhibit R:	Joint Filing Agreement
Exhibit S:	Transactions in the Shares

CUSIP No. 84763R101	Page 7 of 7

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HARBINGER GROUP INC.

By:	/s/ Philip Falcone
Name: Philip Falcone
Title: Chief Executive Officer

/s/ David M. Maura
David M. Maura

/s/ Tyler Kolarik
Tyler Kolarik

April 4, 2012

Attention: Intentional misstatements or omissions of fact constitute federal violations (see 18 U.S.C. § 1001).

Exhibit R
JOINT FILING AGREEMENT

The undersigned agree that this Amendment to Schedule 13D relating to the shares of Common Stock (par value $0.01 per share) of Spectrum Brands Holdings, Inc. shall be filed on behalf of the undersigned.

HARBINGER GROUP INC.

By:	/s/ Philip Falcone
Name: Philip Falcone
Title: Chief Executive Officer

/s/ David M. Maura
David M. Maura

/s/ Tyler Kolarik
Tyler Kolarik

April 4, 2012

Exhibit S

TRANSACTIONS IN THE SHARES

Date of Transaction	Price per Share	Number of Shares Purchased
3/19/2012	$30.8000	38
3/19/2012	$30.8200	400
3/19/2012	$30.9200	100
3/19/2012	$30.9500	300
3/19/2012	$31.0300	279
3/19/2012	$31.0900	100
3/19/2012	$31.2100	100
3/19/2012	$31.2200	500
3/19/2012	$31.2400	300
3/19/2012	$31.2700	1,383
3/19/2012	$31.2900	1,200
3/19/2012	$31.3100	100
3/19/2012	$31.3200	100
3/19/2012	$31.3300	100
3/19/2012	$31.3500	2,200
3/19/2012	$31.3700	200
3/19/2012	$31.3800	1,000
3/19/2012	$31.3900	100
3/19/2012	$31.4000	200
3/19/2012	$31.4100	100
3/19/2012	$31.4500	1,100
3/19/2012	$31.4600	600
3/19/2012	$31.4700	900
3/19/2012	$31.4800	4,500
3/19/2012	$31.4900	7,288
3/19/2012	$31.5000	15,312
3/19/2012	$31.5100	600
3/19/2012	$31.5200	600
3/19/2012	$31.5300	300
3/19/2012	$31.5400	200
3/20/2012	$31.2600	100
3/20/2012	$31.2700	200
3/20/2012	$31.2900	800
3/20/2012	$31.3100	400
3/20/2012	$31.3200	700
3/20/2012	$31.3300	400
3/20/2012	$31.3400	900
3/20/2012	$31.3700	100
3/20/2012	$31.3800	200
3/20/2012	$31.4000	700
3/20/2012	$31.4100	700
3/20/2012	$31.4200	500
3/20/2012	$31.4300	600
3/20/2012	$31.4400	2,200
3/20/2012	$31.4500	2,000
3/20/2012	$31.4600	100
3/20/2012	$31.4800	400
3/20/2012	$31.4900	600
3/20/2012	$31.5000	600
3/20/2012	$31.5100	1,000
3/20/2012	$31.5300	500
3/20/2012	$31.5600	900
3/20/2012	$31.5700	700
3/20/2012	$31.5800	100
3/20/2012	$31.5900	500
3/20/2012	$31.6000	600
3/20/2012	$31.6100	200
3/20/2012	$31.6200	1,000
3/20/2012	$31.6300	1,800
3/20/2012	$31.6400	200
3/20/2012	$31.6600	200
3/20/2012	$31.6700	400
3/20/2012	$31.6800	200
3/20/2012	$31.7000	300
3/20/2012	$31.7100	1,279
3/20/2012	$31.7200	1,300
3/20/2012	$31.7300	1,700
3/20/2012	$31.7400	1,121
3/20/2012	$31.7500	1,800
3/20/2012	$31.7600	807
3/20/2012	$31.7700	1,100
3/20/2012	$31.7800	1,800
3/20/2012	$31.7900	4,200
3/20/2012	$31.8000	2,493
3/20/2012	$31.8100	1,700
3/20/2012	$31.8200	100
3/21/2012	$31.8000	400
3/21/2012	$31.8600	600
3/21/2012	$31.8700	700
3/21/2012	$31.8800	800
3/21/2012	$31.9000	300
3/21/2012	$31.9100	900
3/21/2012	$31.9200	330
3/21/2012	$31.9300	270
3/21/2012	$31.9400	800
3/21/2012	$31.9500	300
3/21/2012	$31.9600	300
3/21/2012	$31.9700	200
3/21/2012	$31.9800	1,700
3/21/2012	$31.9900	4,700
3/21/2012	$32.0000	4,700
3/21/2012	$32.0100	6,300
3/21/2012	$32.0200	1,131
3/21/2012	$32.0300	2,769
3/21/2012	$32.0500	400
3/21/2012	$32.0700	623
3/21/2012	$32.0800	2,634
3/21/2012	$32.0850	100
3/21/2012	$32.0900	1,700
3/21/2012	$32.1000	843
3/21/2012	$32.1200	100
3/21/2012	$32.1300	500
3/21/2012	$32.1400	400
3/21/2012	$32.1500	300
3/21/2012	$32.1600	300
3/21/2012	$32.1700	1,200
3/21/2012	$32.1800	1,200
3/21/2012	$32.1850	200
3/21/2012	$32.1900	700
3/21/2012	$32.2000	127
3/21/2012	$32.2300	300
3/21/2012	$32.2700	373
3/21/2012	$32.2800	800
3/21/2012	$32.2900	200
3/22/2012	$31.9100	223
3/22/2012	$31.9200	100
3/22/2012	$31.9600	1,677
3/22/2012	$31.9900	200
3/22/2012	$32.0000	600
3/22/2012	$32.0100	600
3/22/2012	$32.0200	600
3/22/2012	$32.0300	379
3/22/2012	$32.0400	200
3/22/2012	$32.0500	800
3/22/2012	$32.0600	900
3/22/2012	$32.0700	2,002
3/22/2012	$32.0800	2,021
3/22/2012	$32.0900	1,300
3/22/2012	$32.0950	100
3/22/2012	$32.1000	1,300
3/22/2012	$32.1100	1,298
3/22/2012	$32.1200	1,520
3/22/2012	$32.1300	1,300
3/22/2012	$32.1400	1,780
3/22/2012	$32.1500	7,400
3/22/2012	$32.1600	1,600
3/22/2012	$32.1700	1,300
3/22/2012	$32.1800	1,100
3/22/2012	$32.1900	100
3/22/2012	$32.2000	874
3/22/2012	$32.2100	500
3/22/2012	$32.2200	500
3/22/2012	$32.2300	300
3/22/2012	$32.2400	426
3/22/2012	$32.2500	600
3/22/2012	$32.2900	200
3/22/2012	$32.3000	500
3/22/2012	$32.3100	400
3/22/2012	$32.3200	100
3/22/2012	$32.3300	200
3/22/2012	$32.3400	200
3/22/2012	$32.3500	800
3/22/2012	$32.3600	400
3/22/2012	$32.3700	700
3/22/2012	$32.3800	238
3/22/2012	$32.3900	413
3/22/2012	$32.4000	400
3/22/2012	$32.4100	100
3/22/2012	$32.4200	587
3/22/2012	$32.4250	100
3/22/2012	$32.4300	200
3/22/2012	$32.4400	200
3/22/2012	$32.4500	862
3/23/2012	$33.2100	4
3/23/2012	$33.2000	96
3/23/2012	$33.1900	400
3/23/2012	$33.1800	1,100
3/23/2012	$33.1600	300
3/23/2012	$33.1500	1,100
3/23/2012	$33.1400	1,718
3/23/2012	$33.1200	1,000
3/23/2012	$33.1100	1,629
3/23/2012	$33.1000	453
3/23/2012	$33.0900	1,300
3/23/2012	$33.0800	1,200
3/23/2012	$33.0700	700
3/23/2012	$33.0500	796
3/23/2012	$33.0400	304
3/23/2012	$33.0300	100
3/23/2012	$33.0100	300
3/23/2012	$33.0000	200
3/23/2012	$32.9900	300
3/23/2012	$32.9800	900
3/23/2012	$32.9700	100
3/23/2012	$32.9600	200
3/23/2012	$32.9500	100
3/23/2012	$32.9400	100
3/23/2012	$32.9000	600
3/23/2012	$32.8900	100
3/23/2012	$32.8800	100
3/23/2012	$32.8500	200
3/23/2012	$32.8200	601
3/23/2012	$32.8100	200
3/23/2012	$32.8000	400
3/23/2012	$32.7200	200
3/23/2012	$32.7100	399
3/23/2012	$32.7000	200
3/23/2012	$32.6800	300
3/23/2012	$32.6700	600
3/23/2012	$32.6600	100
3/23/2012	$32.6500	100
3/23/2012	$32.6400	200
3/23/2012	$32.6300	100
3/23/2012	$32.6200	100
3/23/2012	$32.6100	500
3/23/2012	$32.6000	800
3/23/2012	$32.5900	800
3/23/2012	$32.5800	500
3/23/2012	$32.5700	600
3/23/2012	$32.5600	400
3/23/2012	$32.5500	500
3/23/2012	$32.5400	740
3/23/2012	$32.5300	1,300
3/23/2012	$32.5200	760
3/23/2012	$32.5100	400
3/23/2012	$32.5000	2,000
3/23/2012	$32.4900	1,500
3/23/2012	$32.4800	1,300
3/23/2012	$32.4700	500
3/23/2012	$32.4600	100
3/23/2012	$32.4500	1,300
3/23/2012	$32.4300	1,000
3/23/2012	$32.4200	100
3/23/2012	$32.4100	500
3/23/2012	$32.4000	1,000
3/23/2012	$32.3900	700
3/23/2012	$32.3800	600
3/23/2012	$32.3700	300
3/23/2012	$32.3600	200
3/23/2012	$32.3500	100
3/23/2012	$32.3400	300
3/23/2012	$32.3200	200
3/23/2012	$32.3100	600
3/23/2012	$32.3000	792
3/23/2012	$32.2900	100
3/23/2012	$32.2800	300
3/23/2012	$32.2700	300
3/23/2012	$32.2600	100
3/23/2012	$32.2400	100
3/23/2012	$32.1900	8
3/26/2012	$33.5600	689
3/26/2012	$33.5900	42
3/26/2012	$33.6500	300
3/26/2012	$33.6600	300
3/26/2012	$33.6900	111
3/26/2012	$33.7200	300
3/26/2012	$33.7500	1,900
3/26/2012	$33.7600	100
3/26/2012	$33.7700	200
3/26/2012	$33.7800	1,100
3/26/2012	$33.7900	1,500
3/26/2012	$33.8000	3,158
3/26/2012	$33.8100	701
3/26/2012	$33.8200	200
3/26/2012	$33.8300	1,100
3/26/2012	$33.8400	699
3/26/2012	$33.8500	1,000
3/26/2012	$33.8600	801
3/26/2012	$33.8700	1,491
3/26/2012	$33.8800	1,000
3/26/2012	$33.8900	900
3/26/2012	$33.9000	1,200
3/26/2012	$33.9050	100
3/26/2012	$33.9100	1,509
3/26/2012	$33.9200	2,100
3/26/2012	$33.9250	100
3/26/2012	$33.9300	599
3/26/2012	$33.9400	1,100
3/26/2012	$33.9500	1,900
3/26/2012	$33.9600	800
3/26/2012	$33.9700	2,200
3/26/2012	$33.9800	1,200
3/26/2012	$33.9900	5,000
3/26/2012	$34.0000	3,700
3/26/2012	$34.0100	1,000
3/26/2012	$34.0200	776
3/26/2012	$34.0300	2,024
3/26/2012	$34.0400	600
3/26/2012	$34.0500	1,000
3/26/2012	$34.0600	4,000
3/27/2012	$33.9300	300
3/27/2012	$33.9400	1,300
3/27/2012	$33.9600	700
3/27/2012	$33.9800	600
3/27/2012	$33.9900	800
3/27/2012	$34.0000	1,900
3/27/2012	$34.0100	300
3/27/2012	$34.0200	300
3/27/2012	$34.0400	100
3/27/2012	$34.0500	200
3/27/2012	$34.0800	100
3/27/2012	$34.1000	300
3/27/2012	$34.1100	500
3/27/2012	$34.1200	400
3/27/2012	$34.1300	500
3/27/2012	$34.1400	600
3/27/2012	$34.1500	200
3/27/2012	$34.1600	522
3/27/2012	$34.1700	1,000
3/27/2012	$34.1800	500
3/27/2012	$34.1900	2,978
3/27/2012	$34.2000	2,000
3/27/2012	$34.2100	1,900
3/27/2012	$34.2200	100
3/27/2012	$34.2300	700
3/27/2012	$34.2400	200
3/27/2012	$34.2500	200
3/27/2012	$34.2800	500
3/27/2012	$34.2900	300
3/27/2012	$34.3000	100
3/27/2012	$34.3100	100
3/27/2012	$34.3200	400
3/27/2012	$34.3300	300
3/27/2012	$34.3400	700
3/27/2012	$34.3600	359
3/27/2012	$34.3700	541
3/27/2012	$34.3800	200
3/27/2012	$34.3900	300
3/27/2012	$34.4100	100
3/27/2012	$34.4300	100
3/27/2012	$34.4500	300
3/27/2012	$34.4600	300
3/27/2012	$34.4700	300
3/27/2012	$34.4800	100
3/27/2012	$34.5000	200
3/27/2012	$34.5100	300
3/27/2012	$34.5300	100
3/27/2012	$34.5400	125
3/27/2012	$34.5500	200
3/27/2012	$34.5600	200
3/27/2012	$34.5800	900
3/27/2012	$34.6000	200
3/27/2012	$34.6050	100
3/27/2012	$34.6100	800
3/27/2012	$34.6200	500
3/27/2012	$34.6300	975
3/27/2012	$34.6400	300
3/27/2012	$34.6500	500
3/27/2012	$34.6600	100
3/27/2012	$34.6700	300
3/27/2012	$34.6750	100
3/27/2012	$34.6800	1,500
3/27/2012	$34.6900	200
3/27/2012	$34.7000	300
3/27/2012	$34.7100	200
3/27/2012	$34.7200	600
3/27/2012	$34.7300	200
3/27/2012	$34.7350	100
3/27/2012	$34.7400	1,494
3/27/2012	$34.7500	12,106
3/27/2012	$34.7600	400
3/27/2012	$34.7800	100
3/27/2012	$34.7900	200
3/27/2012	$34.8000	200
3/27/2012	$34.8050	200
3/27/2012	$34.8100	600
3/28/2012	$34.2000	100
3/28/2012	$34.2100	200
3/28/2012	$34.2500	100
3/28/2012	$34.2700	100
3/28/2012	$34.3000	200
3/28/2012	$34.3100	53
3/28/2012	$34.3200	204
3/28/2012	$34.3300	300
3/28/2012	$34.3400	100
3/28/2012	$34.3500	1,422
3/28/2012	$34.3600	2,600
3/28/2012	$34.3700	500
3/28/2012	$34.3800	2,000
3/28/2012	$34.3850	100
3/28/2012	$34.3900	1,574
3/28/2012	$34.4000	2,000
3/28/2012	$34.4100	1,900
3/28/2012	$34.4200	2,000
3/28/2012	$34.4300	3,800
3/28/2012	$34.4400	1,400
3/28/2012	$34.4500	1,147
3/28/2012	$34.4600	1,100
3/28/2012	$34.4650	100
3/28/2012	$34.4700	3,410
3/28/2012	$34.4750	100
3/28/2012	$34.4800	1,603
3/28/2012	$34.4900	787
3/28/2012	$34.5000	2,800
3/28/2012	$34.5100	100
3/28/2012	$34.5200	710
3/28/2012	$34.5300	100
3/28/2012	$34.5500	500
3/28/2012	$34.5600	500
3/28/2012	$34.5800	200
3/28/2012	$34.6000	500
3/28/2012	$34.6100	500
3/28/2012	$34.6200	463
3/28/2012	$34.6300	400
3/28/2012	$34.6400	1,901
3/28/2012	$34.6500	1,817
3/28/2012	$34.6600	3,236
3/28/2012	$34.6700	900
3/28/2012	$34.6800	691
3/28/2012	$34.7000	1,482
3/28/2012	$34.7100	1,800
3/28/2012	$34.7200	500
3/28/2012	$34.7300	500
3/29/2012	$34.2900	100
3/29/2012	$34.3100	100
3/29/2012	$34.3300	300
3/29/2012	$34.3500	100
3/29/2012	$34.3700	400
3/29/2012	$34.3800	500
3/29/2012	$34.3900	500
3/29/2012	$34.4000	600
3/29/2012	$34.4100	1,200
3/29/2012	$34.4200	1,200
3/29/2012	$34.4300	827
3/29/2012	$34.4400	2,582
3/29/2012	$34.4500	9,808
3/29/2012	$34.4550	100
3/29/2012	$34.4600	2,596
3/29/2012	$34.4700	1,587
3/29/2012	$34.4800	3,400
3/29/2012	$34.4900	4,049
3/29/2012	$34.5000	4,451
3/29/2012	$34.6300	200
3/29/2012	$34.6400	400
3/29/2012	$34.6500	300
3/29/2012	$34.6600	500
3/29/2012	$34.6800	500
3/29/2012	$34.6900	5,882
3/29/2012	$34.7000	2,600
3/29/2012	$34.7100	1,700
3/29/2012	$34.7200	918
3/29/2012	$34.7300	900
3/29/2012	$34.7500	200
3/30/2012	$34.5800	300
3/30/2012	$34.5900	400
3/30/2012	$34.6000	600
3/30/2012	$34.6100	500
3/30/2012	$34.6200	800
3/30/2012	$34.6300	1,700
3/30/2012	$34.6400	1,564
3/30/2012	$34.6500	3,836
3/30/2012	$34.6600	4,600
3/30/2012	$34.6700	1,900
3/30/2012	$34.6800	1,100
3/30/2012	$34.6900	1,400
3/30/2012	$34.7000	300
3/30/2012	$34.7100	1,000
3/30/2012	$34.7200	900
3/30/2012	$34.7300	2,300
3/30/2012	$34.7400	7,000
3/30/2012	$34.7500	900
3/30/2012	$34.7600	1,100
3/30/2012	$34.7700	1,207
3/30/2012	$34.7800	1,393
3/30/2012	$34.7900	500
3/30/2012	$34.8000	1,100
3/30/2012	$34.8200	500
3/30/2012	$34.8300	950
3/30/2012	$34.8400	700
3/30/2012	$34.8500	450
3/30/2012	$34.8600	100
3/30/2012	$34.8700	1,000
3/30/2012	$34.8800	500
3/30/2012	$34.8900	500
3/30/2012	$34.9000	1,200
3/30/2012	$34.9100	656
3/30/2012	$34.9200	800
3/30/2012	$34.9300	200
3/30/2012	$34.9400	1,044
3/30/2012	$34.9600	100
3/30/2012	$34.9700	700
3/30/2012	$34.9800	200
3/30/2012	$34.9900	800
3/30/2012	$35.0000	900
3/30/2012	$35.0100	100
3/30/2012	$35.0200	200
3/30/2012	$35.0500	100
3/30/2012	$35.0700	400
4/2/2012	$34.8900	100
4/2/2012	$34.9000	100
4/2/2012	$34.9300	500
4/2/2012	$34.9400	300
4/2/2012	$34.9500	300
4/2/2012	$34.9600	215
4/2/2012	$34.9700	800
4/2/2012	$34.9800	685
4/2/2012	$34.9900	8,465
4/2/2012	$35.0000	15,069
4/2/2012	$35.0100	1,200
4/2/2012	$35.0200	150
4/2/2012	$35.0300	100
4/2/2012	$35.0400	329
4/2/2012	$35.0500	284
4/2/2012	$35.0600	926
4/2/2012	$35.0700	177
4/2/2012	$35.1100	100
4/2/2012	$35.1500	200
4/2/2012	$35.1800	633
4/2/2012	$35.1900	700
4/2/2012	$35.2000	3,718
4/2/2012	$35.2100	1,449
4/2/2012	$35.2300	500
4/2/2012	$35.2700	600
4/2/2012	$35.2800	200
4/2/2012	$35.2900	200
4/2/2012	$35.3300	400
4/2/2012	$35.3400	812
4/2/2012	$35.3500	500
4/2/2012	$35.3600	2,500
4/2/2012	$35.3650	100
4/2/2012	$35.3700	2,209
4/2/2012	$35.3800	700
4/2/2012	$35.3900	2,079
4/2/2012	$35.3950	200
4/2/2012	$35.4000	9,100